Exhibit 99.1
FOR IMMEDIATE RELEASE

CARROLS RESTAURANT GROUP, INC. SIGNS AGREEMENTS TO PURCHASE 64 BURGER KING® RESTAURANTS IN TENNESSEE, INDIANA AND ILLINOIS

Syracuse, New York - (Business Wire) - August 22, 2014 - Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced that on August 22, 2014 it signed definitive agreements to purchase 64 BURGER KING® restaurants from certain subsidiaries of Heartland Food LLC for a total cash purchase price of approximately $18.0 million excluding inventory. The restaurants to be acquired are located in or around the following markets: Nashville, TN (27 restaurants), Springfield, IL (11 restaurants), Terre Haute, IN (15 restaurants), Evansville, IN (7 restaurants), and other nearby markets (4 restaurants).

Daniel T. Accordino, the Company's Chief Executive Officer said, “The consummation of this transaction will expand our footprint to a number of markets contiguous to our existing operations and is consistent with our stated strategy to enhance shareholder value through our expanding ownership within the BURGER KING® system. Since our stock offering earlier this year we have completed the acquisition of 29 BURGER KING® restaurants, and the expected closing of this transaction will bring our total 2014 acquisitions to almost 100 restaurants. We also continue to evaluate additional opportunities.”

The transaction is subject to certain closing conditions including satisfactory completion by the Company of due diligence and other customary closing conditions. In conjunction with the transaction, Burger King Corporation has also agreed to make a cash payment to Heartland at closing based on Carrols’ commitment to remodel 46 of the restaurants. Closing is expected to occur in late September or early October.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 583 restaurants as of August 22, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Investor Relations:
800-348-1074 ext. 3333
investorrelations@carrols.com